EX-99.g.1.c

January 24, 2019

State Street Bank and Trust Company

One Heritage Drive

North Quincy, Massachusetts 02171

Attention:  Clint Garran, Vice President

Re:  Aberdeen Funds Changes to Appendix A

Ladies and Gentlemen:

Reference is made to the Amended and Restated Master Custodian Agreement dated as of June 1, 2010 (the “Agreement”), as amended, between each management investment company identified on Appendix A thereto and State Street Bank and Trust Company.

This letter is to provide notice of certain changes to the series of the Trust, including the creation of Class A1 shares of the Aberdeen Ultra Short Municipal Income Fund effective as of February 28, 2019.  Additionally, the Aberdeen Tax-Free Income Fund and Aberdeen High Yield Managed Duration Municipal Income Fund will undergo name changes effective February 28, 2019. The Board of Trustees of the Trust also approved the liquidation of the Aberdeen Asia Bond Fund, expected to occur on or about February 21, 2019 (the “Liquidation Date”).

Further, certain closed-end funds reorganized into the Aberdeen Chile Fund, Inc., which was renamed the Aberdeen Emerging Markets Equity Income Fund, Inc., after the close of business on April 27, 2018.

The foregoing changes are reflected in the attached updated Appendix A to the Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to Aberdeen Funds and retaining one for your records.

Sincerely,

EACH ABERDEEN FUND IDENTIFIED ON APPENDIX A HERETO

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

Effective June 1, 2010

As Amended January 24, 2019

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

Aberdeen Funds

Aberdeen Focused U.S. Equity Fund

(formerly Aberdeen Equity Long-Short Fund)

Aberdeen U.S. Small Cap Equity Fund

(formerly Aberdeen Small Cap Fund)

Aberdeen China Opportunities Fund

Aberdeen Global Equity Fund

Aberdeen Diversified Alternatives Fund

Aberdeen Dynamic Allocation Fund

Aberdeen Diversified Income Fund

Aberdeen Asia Bond Fund*

Aberdeen Asia-Pacific (ex-Japan) Equity Fund

Aberdeen Emerging Markets Fund

Aberdeen International Equity Fund

Aberdeen Unconstrained Global Fixed Income Fund

(formerly, Aberdeen Global Fixed Income Fund)

Aberdeen International Small Cap Fund

(formerly, Aberdeen Global Small Cap Fund)

Aberdeen Intermediate Municipal Income Fund**

(formerly, Aberdeen Tax-Free Income Fund)

Aberdeen U.S. Multi-Cap Equity Fund

(formerly, Aberdeen U.S. Equity Fund)

Aberdeen Emerging Markets Debt Fund

Aberdeen Japanese Equities Fund

Aberdeen U.S. Mid Cap Equity Fund

Aberdeen Dynamic Dividend Fund

Aberdeen Global Infrastructure Fund

Aberdeen Short Duration High Yield Municipal Fund**

(formerly, Aberdeen High Yield Managed Duration Municipal Fund)

Aberdeen International Real Estate Equity Fund

Aberdeen Realty Income & Growth Fund

Aberdeen Income Builder Fund

Aberdeen Ultra Short Municipal Income Fund

The India Fund, Inc.

Aberdeen Emerging Markets Equity Fund, Inc. (formerly, Aberdeen Chile Fund, Inc.)

* The Board of Trustees of the Trust approved the liquidation of the Aberdeen Asia Bond Fund, which liquidation is expected to take place on or about February 21, 2019.  The Aberdeen Asia Bond Fund shall be deemed removed from this Appendix A effective as of the date that the winding-up of the Fund’s affairs is complete and the custodian is no longer providing services with respect to the Fund.

** Name change to be effective on or about February 28, 2019.